Exhibit 10.1

Pluri Inc.

RESTRICTED STOCK UNITS AGREEMENT

Made as of ___________________

BETWEEN:	Pluri Inc.
A company incorporated in Nevada, USA
(hereinafter the “Company”)

AND:	Name :
I.D. No.:
Address:
(hereinafter the “Participant”)

WHEREAS	on March 29, 2016, the Company duly adopted and the Compensation Committee approved the 2016 Equity Compensation Plan and on May 31, 2016, the Company’s stockholders approved the adoption of the 2016 Equity Compensation Plan, a copy of which has been made available to the Participant, forming an integral part hereof (the “Plan”); and -

WHEREAS	Pursuant to the Plan, the Company has decided to grant Restricted Stock Units of the Company to the Participant, as detailed within Exhibit A and Exhibit B, and the Participant has agreed to such grant, subject to all the terms and conditions as set forth in the Plan and as provided herein;

NOW, THEREFORE, it is agreed as follows:

1.	Preamble and Definitions

1.1	The preamble to this Agreement constitutes an integral part of this Agreement, as do the terms of the Plan.

1.2	Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Plan.

2.	Grant of Restricted Stock Units

2.1	The Company hereby grants to the Participant the number of Restricted Stock Units as set forth in Exhibit A and Exhibit B hereto, subject to the terms and the conditions as set forth in the Plan and as provided herein.

2.2	The Participant is aware that the Company intends in the future to issue additional shares and to grant additional options to various entities and individuals, as the Company in its sole discretion shall determine.

3.	Restricted Period Per Section 102

The following provisions shall apply for the purpose of the tax benefits under Section 102 of the Ordinance:

(a)	Restricted Period Per Section 102. In accordance with the requirements of Section 102(b)(2) as now in place and as may be amended in the future, the Restricted Stock Units shall be granted to the Participant and held in trust by the Trustee for the benefit of Participant for a period of no less than twenty four (24) months from the date of grant in which the Restricted Stock Units were granted and placed with a Trustee (during the Restricted Period Per Section 102 the Participant will not be allowed to order the Trustee to sell the Restricted Stock Units and any shares of common stock underlying each Restricted Stock Unit held by him/her on behalf of the Participant or transfer the Restricted Stock Units and any shares of common stock underlying each Restricted Stock Unit from Trustee’s hands).

In order to apply the tax benefits of Section 102, the Restricted Stock Units and any shares of common stock underlying each Restricted Stock Unit may not be sold or transferred (other than through a transfer by will or by operation of law), and no power of attorney or transfer deed shall be given in respect thereof (other than a power of attorney for the purpose of participation in general meetings of shareholders, when applicable).

(b)	End of Restricted Period Per Section 102. Upon the completion of the Restricted Period Per Section 102 as now in place and as may be amended in the future, Participant shall be entitled to receive from the Trustee the Restricted Stock Units or one share of Common Stock for each Restricted Stock Unit, subject to the vesting schedule, and to the provisions of the Plan concerning the continued employment of Participant at the Company or any Affiliate of the Company, and subject to any other provisions set forth herein or in the Plan, and Participant shall be entitled to sell the vested Restricted Stock Units subject to the other terms and conditions of this Restricted Stock Units Agreement and the Plan, including the provisions relating to the payment of tax set forth below.

4.	Adjustments

Notwithstanding anything to the contrary in Section 7.1 (m) of the Plan and in addition thereto, if in any such Transaction as described in Section 7.1 (m) of the Plan, the Successor Company (or parent or subsidiary of the Successor Company) does not agree to assume or substitute for the Restricted Stock Units, the Vesting Dates, unless reasonably determined otherwise by the Board, shall be accelerated so that any unvested Restricted Stock Units shall be immediately vested in full as of the date which is ten (10) days prior to the effective date of the Transaction, and the Committee shall notify the Participant that the unvested Restricted Stock Units are fully vested for a period of ten (10) days from the date of such notice, If the successor Company (or parent or subsidiary of the Successor Company) agrees to assume or substitute for the Restricted Stock Units and Participant’s employment with the Successor Company is terminated by the Successor Company without “Cause” within one year of the closing of such Transaction, the Vesting Dates shall be accelerated so that any unvested portion of the substituted Restricted Stock Units shall be immediately vested in full as of the date of such termination without Cause.

5.	Vesting; Period

Subject to the provisions of the Plan, Restricted Stock Units shall vest according to the Vesting Dates set forth in Exhibit A hereto, provided that the Participant is an Employee of or providing services to the Company and/or its Affiliates on the applicable Vesting Date. Where there is a discrepancy between the terms of Exhibit A and the terms of the Plan, Exhibit A shall govern.

6.	Restrictions on Transfer of Restricted Stock Units

6.1	The transfer of Restricted Stock Units shall be subject to the limitations set forth in the Plan and in the Company’s Articles of Association and any shareholders’ agreement to which the holders of common shares of the Company are bound.

6.2	With respect to any Approved 102 Awards, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, a Participant shall not sell or release from trust any Restricted Stock Units and any shares of common stock underlying each Restricted Stock Unit, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Participant.

6.3	With respect to Unapproved 102 Awards, if the Participant ceases to be employed by the Company or any Affiliate, the Participant shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

6.4	The Participant shall not dispose of any Shares in transactions which violate, in the opinion of the Company, any applicable laws, rules and regulations.

6.5	The Participant agrees that the Company shall have the authority to endorse upon the certificate or certificates representing the Shares such legends referring to the foregoing restrictions, and any other applicable restrictions as it may deem appropriate (which do not violate the Participant's rights according to this Restricted Stock Units Agreement).

7.	Taxes; Indemnification

7.1	Any tax consequences arising from this grant, from the payment for Restricted Stock Units and any shares of common stock underlying each Restricted Stock Unit, or from any other event or act (of the Company and/or its Affiliates, the Trustee or the Participant), hereunder, shall be borne solely by the Participant. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant hereby agrees to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

7.2	The Participant will not be entitled to receive from the Company and/or the Trustee any Restricted Stock Units prior to the full payments of the Participant’s tax liabilities arising from Restricted Stock Units which were granted to him/her. For the avoidance of doubt, neither the Company nor the Trustee shall be required to release any share certificate to the Participant until all payments required to be made by the Participant have been fully satisfied.

7.3	The receipt of the Restricted Stock Units and any shares of common stock underlying each Restricted Stock Unit may result in tax consequences. THE PARTICIPANT IS ADVISED TO CONSULT A TAX ADVISER WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING THIS AWARD OR DISPOSING OF THE SHARES.

7.4	With respect to Approved 102 Restricted Stock Units, the Participant hereby acknowledges that he/she is familiar with the provisions of Section 102 and the regulations and rules promulgated thereunder, including without limitations the type of the Award granted hereunder and the tax implications applicable to such grant. The Participant accepts the provisions of the trust agreement signed between the Company and the Trustee, attached as Exhibit B hereto, and agrees to be bound by its terms.

8.	Participant's Representations

8.1	The Participant hereby agrees that the terms of section 102 of the Tax Ordinance ("Section 102") shall apply regarding to the Restricted Stock Units granted.

8.2	The Participant is obliged not to sell or remove from the Trustee the Restricted Stock Units and any shares of common stock underlying each Restricted Stock Unit granted to him/her prior to the end of restricted period as defined by Section 102.

8.3	The Participant is aware of the directives set forth in Section 102, and of the tax track that was chosen under Section 102 and its implications.

8.4	The Participant hereby accepts the terms of the Trust Agreement signed between the Company and the Trustee.

8.5	Notwithstanding anything to the contrary and only after the elapse of the period as set forth in Section 5.5 of the Plan, in the event a Participant is entitled to receive a dividend in cash, the proceeds of such dividend may be wired to the Participant, after deduction of all applicable taxes.

8.6	Prior to the issuance of the Restricted Stock Units by the Company to the Participant, the Participant hereby agrees to sign any and all documents required by any applicable law and/or by the Company's Articles of Association or bylaws.

9.	Miscellaneous

9.1	Confidentiality. The Participant shall regard the information in this Restricted Stock Units Agreement and its exhibits attached hereto as confidential information and the Participant shall not reveal its contents to anyone except when required by law or for the purpose of gaining legal or tax advice.

9.2	Continuation of Employment or Service. Neither the Plan nor this Restricted Stock Units Agreement shall impose any obligation on the Company or an Affiliate to continue the Participant’s employment or service and nothing in the Plan or in this Restricted Stock Units Agreement shall confer upon the Participant any right to continue in the employ or service of the Company and/or an Affiliate or restrict the right of the Company or an Affiliate to terminate such employment or service at any time.

9.3	Method of Payment. Payment of the aggregate Purchase Price shall be made, at the sole discretion of the Board, by any of the following (a) cash, (b) check (c) a combination thereof, at the election of the Participant. The Payment shall be made in U.S. Dollars if permissible by law, the payment may also be made in New Israeli Shekel ("NIS") at the representative rate of exchange for the U.S. Dollar published by the Bank of Israel on the day of date of grant.

9.4	Entire Agreement. Subject to the provisions of the Plan, to which this Restricted Stock Units Agreement is subject, this Restricted Stock Units Agreement, together with the exhibits hereto, constitute the entire agreement between the Participant and the Company with respect to Restricted Stock Units granted hereunder, and supersedes all prior agreements, understandings and arrangements, oral or written, between the Participant and the Company with respect to the subject matter hereof.

9.5	Failure to Enforce - Not a Waiver. The failure of any party to enforce at any time any provisions of this Restricted Stock Units Agreement or the Plan shall in no way be construed to be a waiver of such provision or of any other provision hereof.

9.6	Provisions of the Plan. The Restricted Stock Units provided for herein are granted pursuant to the Plan and said Restricted Stock Units and this Restricted Stock Units Agreement are in all respects governed by the Plan and subject to all of the terms and provisions of the Plan.

Any interpretation of this Restricted Stock Units Agreement will be made in accordance with the Plan but in the event there is any contradiction between the provisions of this Restricted Stock Units Agreement and the Plan, the provisions of the Restricted Stock Units Agreement will prevail.

9.7	Binding Effect. The Plan and this Restricted Stock Units Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereof.

9.8	Notices. All notices or other communications given or made hereunder shall be in writing and shall be delivered or mailed by registered mail or delivered by email or facsimile with written confirmation of receipt to the Participant and/or to the Company at the addresses shown on the letterhead above, or at such other place as the Company may designate by written notice to the Participant. The Participant is responsible for notifying the Company in writing of any change in the Participant’s address, and the Company shall be deemed to have complied with any obligation to provide the Participant with notice by sending such notice to the address indicated herein.

Pluri Inc.:

per: Name: Yaky Yanay

Position: CEO and President

Signature: _____________________

I, the undersigned, hereby acknowledge receipt of a copy of the Plan and accept the Restricted Stock Units subject to all of the terms and provisions thereof. I have reviewed the Plan and this Restricted Stock Units Agreement in its entirety, and fully understand all provisions of this Restricted Stock Units Agreement. I agree to notify the Company upon any change in the residence address indicated herein.

Date	Participant’s Signature

Attachments:

Exhibit A: Terms of the Restricted Stock Units

Exhibit B: Trust Agreement

Exhibit C: PLAN

EXHIBIT A

TERMS OF THE RESTRICTED STOCK UNITS AWARD

Name of the Participant:
Date of Grant:
Designation:
1. Number of Restricted Stock Units granted:
2. Purchase Price:
3. Vesting Dates:
4. Restriction Period:

Participant	Company